Exhibit 99.1

PRESS RELEASE

CSG Systems International Announces

Initiation of Quarterly Dividend

ENGLEWOOD, Colo. (June 25, 2013) — CSG Systems International, Inc. (NASDAQ: CSGS), a global provider of software- and services-based business support solutions that help clients generate revenue and maximize customer relationships, today announced that its Board of Directors approved the initiation of a quarterly cash dividend to be paid to its shareholders. This is the first time in its history that the company will pay a cash dividend to shareholders.

The company announced an initial quarterly cash dividend of $0.15 per share of common stock to be paid on July 25, 2013 for shareholders of record as of the close of business on July 10, 2013. Going forward, CSG International expects to pay dividends each year in September, December, March and June, with the amount and timing subject to the Board of Director’s approval.

“CSG has been helping the leading operators in the communications market grow and evolve their businesses in a highly complex and changing market for over 30 years,” said Peter Kalan, president and chief executive officer for CSG International. “Since our inception, we have demonstrated that we can grow revenues at or above the market, make important investments to help us get broader and deeper in our clients’ operations, and generate strong, predictable cash flows. These characteristics have provided us with a strong balance sheet and the flexibility to continue to invest in our business while at the same time, return capital to our shareholders.

“The introduction of a quarterly dividend reinforces our long-term commitment to deliver increasing value to our shareholders and demonstrates our confidence that we will continue to be a trusted provider to world’s leading communications companies,” Kalan added.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, DISH Network, France Telecom, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com